         LIMITED STANDSTILL AGREEMENT

         This LIMITED STANDSTILL AGREEMENT (this "Agreement") is entered into as of this 5th day of May, 2000 (the "Effective Date") by and among OEC Compression Corporation (the "Company"), Ray C. Davis ("Davis"), Kelcy L. Warren ("Warren"), Matthew S. Ramsey ("Ramsey"), Jack D. Brannon ("JBrannon"), Richard D. Brannon ("RBrannon"), Neal A. Hawthorn ("Hawthorn"), Jon P. Stephenson ("Stephenson" and together with Davis, Warren, Ramsey, JBrannon, RBrannon and Hawthorn sometimes collectively referred to herein as the "Group A"), HACL, Ltd. a Texas limited partnership ("HACL"), Energy Investors, a Texas joint venture ("Energy Investors"), Dennis W. Estis ("Estis"), Charles M. Butler III ("Butler"), Don A. Smith ("Smith") and Robert Gregory ("Gregory" and together with Estis, Butler and Smith sometimes collectively referred to herein to as the "Group B"). The members of Group B are sometimes referred to herein collectively as "Members" and individually as a "Member." The Company, Davis, Warren, Ramsey, JBrannon, RBrannon, Hawthorn, Stephenson, HACL, Energy Investors, Estis, Butler, Smith and Gregory are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                              W I T N E S S E T H :

         WHEREAS, Group B has filed a Schedule 13D and a Schedule 14A indicating that they intend to solicit proxies to elect a slate of directors at the next annual meeting of the shareholders of the Company (the "Annual Meeting") in opposition to certain of the directors currently on the Board of Directors of the Company and

         WHEREAS, Estis has obtained irrevocable proxies from each of Gregory, Butler and Smith as to certain matters; and

         WHEREAS, HACL and Energy Investors are significant shareholders of the Company and the transactions contemplated by this Agreement will directly affect such shareholders; and

         WHEREAS, the Company has engaged Prudential Securities, Inc. ("Prudential") to pursue the sale of the Company and Prudential is in the process of soliciting bids for the purchase of all of the Company (the "Sales Process"); and

         WHEREAS. each of the Parties support the Sales Process and do not want to take any actions that would impede the Sales Process; and

         WHEREAS, the Parties desire to temporarily suspend certain public actions in order to not impede the Sales Process; and

         WHEREAS, the Parties desire to support the orderly process of solicitation of proxies; and

         WHEREAS, the Board of Directors of the Company has unanimously set a new date for the Company's annual meeting of the Shareholders at July 13, 2000 with a record date of June 12, 2000;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Parties, intending to be legally bound, hereby contract and agree as follows:

         1. LIMITED STANDSTILL. From the Effective Date until June 5, 2000 (the "Standstill Period"), neither Group B, Group A, the Company or any other Party to this Agreement will take any of the following actions: (i) institute any litigation concerning the Annual Meeting or the solicitation of proxies for the annual meetings, or (ii) solicit proxies (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by means of newspaper ads or by means of mass or general mailings to the shareholders of the Company. This Section 1 shall not prohibit or prevent any Party from filing (i) Schedules 13D or 14A with respect to any planned proxy solicitation or amending any existing filings with respect to any such proxy solicitation, (ii) contacting employees or significant shareholders on a private or non-public basis concerning the Annual Meeting and the solicitation of proxies for the election of directors at the Annual Meeting; (iii) consulting with special counsel, proxy solicitation firms and investment banking firms concerning a proxy solicitation or (iv) preparing or drafting pleadings for litigation to be instituted after the end of the Standstill Period and or investigating matters related to such potential litigation. If any Party (the "First Party") feels that another Party (the "Other Party") has breached the provisions of this Section 1, then the First Party shall notify the Other Party of such breach and the Other Party shall have two business days to cure such breach.

         2. ANNUAL MEETING. By the unanimous vote of the Board of Directors at a duly called meeting of the Board of Directors of the Company held on May 5, 2000, the Annual Meeting is currently set for July 13, 2000 with a record date of June 12, 2000.

         3. SALES UPDATES. The Parties agree that there will be weekly updates as to the sales process by Prudential at which all directors will be invited to participate. Estis will be given reasonable notice of any meetings between the Company and any potential bidder that Clarence Mayer will be participating in and Estis (or if he is not available, Butler or Smith) will be invited to attend or participate in such meetings. Board members will be furnished copies of any proposed sales or merger contracts to be submitted to bidders and any other relevant written materials between the bidders and the Company.

         4. SUPPORT OF THE SALES PROCESS. Each of the Parties acknowledge and agree that they support the process of selling the Company.

         5. REPRESENTATIONS AND WARRANTIES.

         5.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Members as follows:

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

         (b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of the Company, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws of the Company or (B)
(x) any law or order of any Governmental or regulatory authority applicable to the Company or any of its assets or properties, or (y) any contract to which the Company is a party or by which the Company or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

         5.2 REPRESENTATIONS AND WARRANTIES OF GROUP B. Each Member of Group B represents and warrants to the Company that:

         (a) Such Member of Group B has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution, delivery and performance of this Agreement.

         (b) This Agreement has been duly authorized, validly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and general fiduciary duties.

         (c) The execution and delivery of this Agreement by such Member does not, and the performance by such Member of his obligations hereunder will not, require any filing by such Member with any governmental or regulatory authority or any third party, or require such Member to file for or obtain any permit, authorization, consent or approval of any governmental or regulatory authority or any third party other than an amendment to
Schedule 13D, Schedule 14A and Form 4 and/or Form 5. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Member is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Member of the transactions contemplated hereby.

         5.3 REPRESENTATIONS AND WARRANTIES OF GROUP A. Each member of Group A represents and warrants to the Members of Group B that:

         (a) Such member of Group A has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution, delivery and performance of this Agreement.

         (b) This Agreement has been duly authorized, validly executed and delivered by such member of Group A and constitutes the legal, valid and binding obligation of such member, enforceable against such member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and general fiduciary duties.

         (c) The execution and delivery of this Agreement by such member of Group A does not, and the performance by such member of his obligations hereunder will not, require any filing by such member with any governmental or regulatory authority or any third party or require such person file with or obtain any permit, authorization, consent or approval of any governmental or regulatory authority or any third party other than an amendment to
Schedule 13D, Schedule 14A and Form 4 and/or Form 5. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such member is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such member of the transactions contemplated hereby.

         6. MISCELLANEOUS.

         6.1 NOTICES. All notices, requests or instruction hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by telecopier (or like transmission), as follows:

                  (1) if to the Company or any member of Group A:

                         OEC Compression Corporation
                         2501 Cedar Springs Road, Suite 600
                         Dallas, TX 75201
                         Attention: President
                         Fax: (214) 953-9584
                         with a copies  to:

                         Kyle Longhofer, Esq.
                         Schlanger, Mills, Mayer & Silver, LLP
                         109 North Post Oak, Suit 300
                         Houston, TX 77024
                         Fax: (713) 785-2091

                         Ray C. Davis
                         Energy Transfer Group
                         2838 Woodside
                         Dallas, Texas 75201
                         Fax (214) 981-0701

                  (2) if to any Member, at its or his address set forth in the Schedule 13D filed by Group B with a copy to:

                         Eddy J. Rogers
                         Mayor, Day, Caldwell &
                         Keaton, LLP 700 Louisiana, Suit 1900
                         Houston, TX 77001 FAX (713) 225-7047

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

         6.2 ENTIRE AGREEMENT This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersede and amend all prior understandings, arrangements and agreements with respect to the subject matter hereof. No modification hereof shall be effective unless in writing and signed by the Party against whom it is sought to be enforced. The Parties may, by written agreement, make any modification or amendment of this Agreement, but no such modification or amendment will be effective unless signed by all of the Parties. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement. Except as specifically set forth herein, nothing in this Agreement is intended to release, amend or modify any of the rights of the Parties under the Merger Agreement or Asset Purchase Agreement or the documents executed in connection with the consummation of the Purchase Transactions.

         6.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable in the case of agreements made and to be performed entirely within such State.

         6.4 INJUNCTIVE RELIEF. Each of the Parties recognizes that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any nonbreaching Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement by a decree of specific performance in any action instituted in any court of the United States or any state hereof having jurisdiction without the necessity of proving the inadequacy as a remedy of money damages.

         6.5 BINDING EFFECT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other parties and any such attempted assignment without consent shall be void.

         6.6 THIRD PARTY BENEFICIARIES. This Agreement is not intended, and shall not be construed, to confer any rights or remedies hereunder upon any party other than the Parties.

         6.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         6.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         6.9 EXPENSES. Group B acknowledges and agrees that the Company is under no current obligation to pay or reimburse any expenses incurred by Group B and that Group B shall bear their own expense with respect to the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                    OEC COMPRESSION CORPORATION

                                    BY
                                    NAME:
                                    TITLE:
                                          --------------------------------

                                    GROUP A


                                    RAY C. DAVIS


                                    KELCY L. WARREN


                                    MATTHEW S. RAMSEY


                                    JACK D. BRANNON


                                    RICHARD D. BRANNON


                                    NEAL A. HAWTHORN


                                    JON P. STEPHENSON

                                    HACL

                                    HACL, LTD.
                                    by Six-Da Waco, Inc., general partner

                                    BY
                                    NAME:
                                    TITLE:

                                    ENERGY INVESTORS

                                    ENERGY INVESTORS

                                    BY
                                    NAME:
                                    TITLE:PRESIDENT OF SIX-DAWACO, INC., GENERAL
                                    PARTNER OF HACL, LTD., MANAGING JOINT
                                    VENTURE PARTNER


                                    GROUP B


                                    DENNIS W. ESTIS


                                    CHARLES M. BUTLER, III


                                    DON SMITH


                                    ROBERT GREGORY